1Exhibit 2.4

STOCK PURCHASE AGREEMENT

by and among

BRUKER BIOSCIENCES CORPORATION

(as “Purchaser”)

and

BRUKER OPTICS INC.

(as the “Company”)

and

DIRK D. LAUKIEN

FRANK H. LAUKIEN

ISOLDE LAUKIEN

JOERG C. LAUKIEN

MARC M. LAUKIEN

ROBYN L. LAUKIEN

ARNO SIMON

THE DIRK D. LAUKIEN TRUST, DATED JUNE 1, 2000, FBO LEAH LAUKIEN

(as “Sellers”)

Dated as of April 17, 2006

i

ii

Section 7.2	Conditions Precedent to Obligations of Purchaser	44
Section 7.3	Conditions Precedent to Obligations of Sellers	45

ARTICLE VIII	TERMINATION	46

Section 8.1	Termination	46
Section 8.2	Procedure and Effect of Termination	47

ARTICLE IX	SURVIVAL; INDEMNIFICATION	47

Section 9.1	Survival of Indemnification Rights	47
Section 9.2	Indemnification Obligations	48
Section 9.3	Indemnification Procedure.	49
Section 9.4	Calculation of Indemnity Payments	49
Section 9.5	Indemnification Amounts.	50
Section 9.6	Exclusive Remedy	50

ARTICLE X	MISCELLANEOUS PROVISIONS	51

Section 10.1	Notices	51
Section 10.2	Expenses	52
Section 10.3	Successors and Assigns	52
Section 10.4	Extension; Waiver	52
Section 10.5	Entire Agreement; Schedules	52
Section 10.6	Amendments, Supplements, Etc	53
Section 10.7	Applicable Law	53
Section 10.8	Waiver of Jury Trial	53
Section 10.9	Actions by Sellers	53
Section 10.10	Execution in Counterparts	53
Section 10.11	Titles and Headings	54
Section 10.12	Invalid Provisions	54
Section 10.13	Publicity	54
Section 10.14	Specific Performance	54
Section 10.15	Construction.	54

Exhibits
Exhibit A - Indemnity Escrow Agreement
Exhibit B - List of Company Knowledge Individuals
Exhibit C - Working Capital Escrow Agreement
Exhibit D - FIRPTA Certificate
Exhibit E - Amendment to Exclusive Distribution Agreement
Exhibit F - Sellers’ Notice Information
Exhibit G - Consents to Change of Control under Lease Agreements

These exhibits are omitted in accordance with Item 601 (b)(2) of Regulation S–K. The Registrant will furnish a copy of any omitted exhibit to the Securities and Exchange Commission supplementally upon request.

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 17, 2006 by and among Bruker BioSciences Corporation, a Delaware corporation (“Purchaser”), Bruker Optics Inc., a Delaware corporation (the “Company”), and Isolde Laukien, Dirk D. Laukien, Frank H. Laukien, Joerg C. Laukien, Marc M. Laukien, Robyn L. Laukien, Arno Simon and The Dirk D. Laukien Trust, dated June 1, 2000, FBO Leah Laukien (each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, Sellers own Eighteen Million Seven Hundred Fifty Seven Thousand Five Hundred (18,757,500) shares of common stock, par value $0.01 per share, of the Company (the “Shares”), which constitute all of the issued and outstanding capital stock of the Company as of the date hereof; and

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

(a)           As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person.  For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

“Ancillary Agreements” shall mean the Indemnity Escrow Agreement, the Working Capital Escrow Agreement and the EDA Amendment.

“BioSpin” shall mean Bruker BioSpin GmbH.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company IT Systems” shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the business of the Company or the Subsidiaries.

“Consent” shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person.

“Contract” shall mean, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding (including any understanding with respect to pricing) to which a Person is a party or by which a Person or its assets or properties are bound.

“Controlling Stockholders” shall mean Dirk D. Laukien, Frank H. Laukien, Isolde Laukien, Joerg C. Laukien and Marc M. Laukien.

“Dollars” and “$” shall mean the lawful currency of the United States.

“Employee” shall mean any employee of the Company or any person providing services through a third-party employee leasing or similar organization.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, quasi-governmental authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnity Escrow” shall mean an amount in cash equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000).

“Indemnity Escrow Agent” shall mean Nixon Peabody LLP.

“Indemnity Escrow Agreement” shall mean the agreement between the Indemnity Escrow Agent, Purchaser and Sellers in the form set forth hereto as Exhibit A.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” (including the word “Known” and the phrase “to the Knowledge of” and words or phrases of similar import) as to Sellers or the Company shall mean the knowledge of (i) Sellers with respect to Sellers and (ii) Sellers and the individuals listed on Exhibit B with respect to the Company, in all such cases, after reasonable inquiry.

“Laukien Bonus” shall mean a one-time payment by the Company of a cash bonus in the aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000) to Dirk D. Laukien.

“Laws” shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, treaty, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

“Losses” shall mean all losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third-party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” shall mean any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede consummation of the transactions contemplated by this Agreement or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of the Company and the Subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of the Company and the Subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) the Company or the Subsidiaries and (b) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date hereof.

“Nasdaq” shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

“Net Working Capital” shall mean all current assets of the Company and the Subsidiaries on a consolidated basis, including cash, accounts receivable (net of adequate reserves), inventory, prepaid expenses and other current assets, less current liabilities of the Company and the Subsidiaries on a consolidated basis, including accounts payable, accrued salaries, accrued vacations, payroll taxes, benefits, worker’s compensation, insurance and other current liabilities; provided that “Net Working Capital” shall not include any cash paid to the Company in connection with the exercise of any Company Options between the date hereof and the Closing Date.

“Ordinary Course of Business” shall mean the ordinary course of business of the Company and the Subsidiaries consistent with past practice.

“Organizational Documents” shall mean (i) the articles or certificate of incorporation, the bylaws and any stockholders agreement of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the operating or limited liability company agreement and certificate of formation or organization of any limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (vi) any amendment to any of the foregoing.

“Parties” shall mean the Company, Purchaser and Sellers.

“Per Share Purchase Price” shall mean $6.99740143712269.

“Permits” shall mean all permits, licenses, approvals, certifications, registrations, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any business of the Company.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not material and not yet due and payable and which secure an obligation of the Company, (ii) Liens arising under Contracts with third parties entered into in the Ordinary Course of Business in respect of amounts still owing, which Liens are reflected in the Financial Statements, and (iii) Liens for Taxes that are not due and payable.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

“Purchaser Stock” shall mean the common stock of Purchaser.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” shall mean a Subsidiary that meets any of the following conditions:

(i)            The Company’s and the Company’s other Subsidiaries’ investments in and advances to the Subsidiary exceed ten percent (10%) of the total assets of the Company and the Subsidiaries consolidated as of the end of the most recently completed fiscal year;

(ii)           The Company’s and the Company’s other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent (10%) of the total assets of the Company and the Subsidiaries consolidated at the end of the most recently completed fiscal year; or

(iii)          The Company and the Company’s other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds ten percent (10%) of such income of the Company and the Subsidiaries consolidated for the for the most recently completed fiscal year.

“Subsidiary” shall mean, with respect to any Person, any other corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.  When used without reference to a particular entity, Subsidiary means a Subsidiary of the Company.

“Taxes” shall mean any and all federal, national, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities (including, without limitation, taxes based upon or measured by gross premiums, receipts, income, profits, sales, use or occupation, and value added, ad valorem, alternative or add-on minimum, transfer, gains, franchise, estimated, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes), together with all interest, penalties and additions imposed with respect to such amounts.  For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and any liability for Taxes as a transferee or successor, by contract or otherwise.

“Taxing Authority” shall mean any federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing Authority in connection with any Tax.

“Trailing Average” shall mean the average of the closing prices per share of Purchaser Stock on the Nasdaq, as reported in The Wall Street Journal, for the period of ten (10) consecutive trading days ending three (3) days prior to the Closing Date.

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“U.S.” shall mean the United States of America.

“WARN Act” shall mean Worker Adjustment and Retraining Notification Act, 29 U.S.C., Section 2101, et seq.

“Working Capital Escrow” shall mean an amount in cash equal to One Million Dollars ($1,000,000).

“Working Capital Escrow Agent” shall mean Nixon Peabody LLP.

“Working Capital Escrow Agreement” shall mean the agreement between the Working Capital Escrow Agent, Purchaser and Sellers in the form set forth hereto as Exhibit C.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounts Receivable	4.15
Adjusted Net Working Capital	2.7(f)
Agreement	Preamble
Alternative Proposal	6.7(b)
Applicable Portion	2.2(a)
Arbitrator	2.7(d)
Benefit Plan	4.19(a)
Cash Payment	2.2(a)
Closing	2.3
Closing Balance Sheet	2.7(a)
Closing Date	2.3
Closing Net Working Capital	2.7(a)
Company	Preamble
Company Contract	4.11(a)
Company Employees	6.9(a)
Company Option	2.2(c)
Company Proprietary Rights	4.22(a)
Cut-Off Date	2.5
EDA Amendment	7.2(h)
Environmental Law	4.17(e)(ii)
Environmental Permits	4.17(e)(iii)

ERISA	4.19(a)
ERISA Affiliate	4.19(d)
Financial Statements	4.9(a)
FTIR	6.12
Hazardous Substance	4.17(e)
Indemnity Cap	9.5(a)
Leased Real Property	4.16(b)
Minimum Net Working Capital	2.7(b)
Owned Proprietary Rights	4.22(a)
Pension Plan	4.19(a)
Post-Closing Settlement	2.7(f)
Proceedings	3.5
Proprietary Rights	4.22(a)
Purchase Price	2.2(a)
Purchaser	Preamble
Purchaser Indemnified Parties	9.2
Purchaser Preferred Shares	5.2
Real Property Leases	4.16(b)
Purchaser SEC Documents	5.6(a)
Purchaser Preferred Shares	5.2(a)
Related Party	4.12
Release	4.17(e)(iv)
Sellers	Preamble
Shares	Recitals
Stock Payment	2.2(a)
Trade Secrets	4.22(a)
Welfare Plan	4.19(a)

ARTICLE II

PURCHASE AND SALE OF THE INTERESTS; CLOSING

Section 2.1             Purchase and Sale of Shares.  At the Closing, upon the terms and subject to the conditions set forth herein, Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and cause any other Person holding Shares at the Closing, to sell, transfer, convey, assign and deliver their Shares to Purchaser, and Purchaser shall purchase and acquire from Sellers, and any other Person holding Shares at the Closing, all of the Shares, free and clear of any Liens.

Section 2.2             Purchase Price.

(a)           The aggregate purchase price for all of the Shares shall be an amount equal to One Hundred Thirty One Million Two Hundred Fifty Three Thousand Seven Hundred Fifty Seven Dollars ($131,253,757) (the “Purchase Price”), which shall consist of (x) a cash payment (the “Cash Payment”) in the amount of Seventy Five Million Four Hundred Sixty Two Thousand Seventy Six Dollars ($75,462,076) and (y) shares of Purchaser Stock, based on the Trailing Average (the “Stock Payment”), with an aggregate value equal to Fifty Five Million Seven Hundred Ninety One Thousand Six Hundred Eighty One Dollars ($55,791,681).  The Purchase Price will be payable to Sellers in accordance with Schedule 2.2 (with each amount being the respective Seller’s “Applicable Portion”).

(b)           The purchase price for each share of common stock of the Company held by any Person other than Sellers shall be equal to the Per Share Purchase Price in cash.

(c)           Stock Options.

(i)            On or prior to the Closing, Sellers shall take all actions necessary such that each outstanding option to acquire shares of common stock of the Company (each, a “Company Option”) held by an Employee or other service provider granted under the Company’s stock option plans or other equity plans, whether vested or unvested, shall by virtue of the sale of shares of common stock of the Company under this Agreement and without any action on the part of any holder of any Company Option be canceled and the holder thereof will receive as soon as reasonably practicable following the Closing Date a cash payment (less any required tax withholdings) with respect thereto equal to the product of (a) the excess, if any, of the Per Share Purchase Price over the exercise price per share of such Company Option and (b) the number of shares of common stock of the Company issuable upon exercise of such Company Option.  As of the Closing, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the cash payment described in this Section 2.2(c)(i).

(ii)           In the event that a holder of a Company Option exercises such Company Option on or prior to the Closing, each of Sellers and the Company agree to cause such holder to sell any shares of Company common stock acquired pursuant to the exercise of such Company Option to Purchaser, at a price per share equal to the Per Share Purchase Price in cash.

Section 2.3             The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., EDT, on the later of (i) July 1, 2006 and (ii) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Purchaser and Sellers may mutually agree in writing (the “Closing Date”).  The Closing shall be deemed to have been consummated at 12:01 a.m., EDT, on the Closing Date.

Section 2.4             Deliveries at Closing.  At the Closing:

(a)           Sellers shall deliver the following documents and deliverables to Purchaser:

(i)            stock certificates evidencing all of the shares of common stock of the Company, including shares of common stock of the Company, if any, held by Persons other than Sellers, outstanding at the Closing, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(ii)           a receipt to Purchaser executed by Sellers for the Purchase Price;

(iii)          a receipt to Purchaser executed by each Person holding Shares (other than Sellers) for the Per Share Purchase Price;

(iv)          an executed counterpart of the Indemnity Escrow Agreement as executed by each Seller;

(v)           an executed counterpart of the Working Capital Escrow Agreement as executed by each Seller; and

(vi)          all other documents and instruments required to be delivered by Sellers pursuant to this Agreement or any Ancillary Agreement to which Seller is or is required to be a party, including those set forth in Section 7.2, and any other document or instrument reasonably requested by Purchaser.

(b)           The Company shall deliver to Purchaser all documents and instruments required to be delivered by the Company pursuant to this Agreement or any Ancillary Agreement to which the Company is or is required to be a party, including those set forth in Section 7.2.

(c)           Purchaser shall deliver the following documents and deliverables to each Seller:

(i)            (A) An amount equal to such Seller’s Applicable Portion of the Cash Payment, by wire transfer to an account specified by such Seller in writing to Purchaser no less than three (3) Business Days prior to the Closing Date and (B) stock certificates evidencing shares representing all of such Seller’s Applicable Portion of the Stock Payment, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(ii)           an executed counterpart of the Indemnity Escrow Agreement as executed by Purchaser;

(iii)          an executed counterpart of the Working Capital Escrow Agreement as executed by Purchaser; and

(iv)          all other documents and instruments required to be delivered by Purchaser pursuant to Section 7.3.

(d)           Purchaser shall deliver to each Person (other than Sellers) holding shares of common stock of the Company at the Closing, which Persons, if any, shall be identified by the Company at least two (2) Business Days prior to the Closing, an amount in cash equal to the Per Share Purchase Price multiplied by the number of Shares held by such Person at the Closing.

Section 2.5             Indemnity Escrow.  At the Closing, (a) Purchaser, Sellers and the Indemnity Escrow Agent shall enter into the Indemnity Escrow Agreement and (b) the Indemnity Escrow shall be placed in escrow with the Indemnity Escrow Agent as security for fulfillment by Sellers of their obligations pursuant to Article IX until the later of (x) the thirtieth (30th) day following the receipt by Purchaser of financial statements of the Company audited by Ernst & Young LLP as of December 31, 2006 and for the year then ended (such thirtieth (30th) day being referred to as the “Cut-Off Date”) and (y) the resolution of any claim for indemnification with respect to which any Purchaser Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a) prior to the Cut-Off Date.  Within three (3) Business Days following the later of (x) and (y) above, the Indemnity Escrow Agent shall release to Sellers the remaining Indemnity Escrow in accordance with the terms and conditions of the Indemnity Escrow Agreement.  Purchaser and Sellers shall each be responsible for fifty percent (50%) of the fees and expenses charged by the Indemnity Escrow Agent.

Section 2.6             Working Capital Escrow.  At the Closing, (a) Purchaser, Sellers and the Working Capital Escrow Agent shall enter into the Working Capital Escrow Agreement and (b) the Working Capital Escrow shall be placed in escrow with the Working Capital Escrow Agent as security for any potential post-Closing adjustments to the Purchase Price pursuant to Section 2.7.  Within three (3) Business Days following the later of (x) the conclusion of the twenty (20) day period during which Sellers may object to the Closing Balance Sheet pursuant to Section 2.7(c) and (y) the resolution of any disputes between Sellers and Purchaser regarding any objections timely brought by Sellers pursuant to Section 2.7(c), the Working Capital Escrow Agent shall release to Sellers the remaining Working Capital Escrow in accordance with the terms and conditions of the Working Capital Escrow Agreement.  Purchaser and Sellers shall each be responsible for fifty percent (50%) of the fees and expenses charged by the Working Capital Escrow Agent.

Section 2.7             Working Capital Adjustment.

(a)           Purchaser will deliver to Sellers, as soon as reasonably practicable but in no event later than ninety (90) Business Days following the Closing Date, an unaudited consolidated balance sheet of Company and the Subsidiaries as of the Closing Date (the “Closing Balance Sheet”), together with the related statement of income for the year-to-date period ended on the Closing Date.  The Closing Balance Sheet shall be prepared in conformity with GAAP applied on a basis consistent with the Financial Statements and in accordance with the books of account and other financial records of the Company and the Subsidiaries.  The Closing Balance Sheet shall set forth the consolidated Net Working Capital of the Company and the Subsidiaries as of the Closing Date (the “Closing Net Working Capital”).

(b)           Subject to Section 2.7(c) below, if the Closing Net Working Capital is less than Nine Million Dollars ($9,000,000) (the “Minimum Net Working Capital”), Sellers shall pay the amount of any such difference to Purchaser (in accordance with Schedule 2.7(b)) by wire transfer in immediately available funds to an account or accounts designated by Purchaser within twenty-five (25) days after their receipt of the Closing Balance Sheet.

(c)           Unless, within twenty (20) days after their receipt of the Closing Balance Sheet, Sellers shall deliver to Purchaser a detailed statement describing Sellers’ objections to the Closing Balance Sheet, Sellers shall be deemed to have accepted the accuracy of the Closing Balance Sheet and the Closing Net Working Capital set forth therein.

(d)           If Sellers deliver the statement referred to in Section 2.7(c) above, Sellers and Purchaser shall cooperate with each other and use commercially reasonable efforts to resolve any disputes regarding the Closing Balance Sheet.  If Sellers and Purchaser shall have failed to reach a written agreement with respect to such dispute(s) within thirty (30) days after Sellers have submitted a statement of objection, the matter shall be referred to Ernst & Young LLP or such other national accounting firm as the parties mutually agree upon based on its neutrality with respect to all the parties (the “Arbitrator”), which shall act as an arbitrator and shall issue its report as to the Closing Balance Sheet within thirty (30) days after such dispute is referred to the Arbitrator.

(e)           Sellers and Purchaser shall cooperate with each other and the Arbitrator in connection with the matters contemplated by this Section 2.7, including by furnishing such information and access to books, records (including accountants work papers), personnel and properties as may be reasonably requested by the Arbitrator at such Party’s expense.  Each of Sellers and Purchaser may also furnish to the Arbitrator such other information and documents as such party deems relevant with copies and notification to the other party.  The Arbitrator may conduct such procedures as it deems appropriate; provided, however, Sellers and Purchaser do not intend that formal civil procedures necessarily be followed.  Each of Sellers and Purchaser shall bear all costs and expenses incurred by such party in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Sellers and Purchaser.  This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

(f)            If the Closing Balance Sheet has been adjusted as a result of a resolution of the dispute between Purchaser and Sellers, the Closing Net Working Capital shall be redetermined (the “Adjusted Net Working Capital”).  If the Adjusted Net Working Capital is lower than the Minimum Net Working Capital, then Sellers shall pay the amount of any such difference to Purchaser (the “Post-Closing Settlement”) (in accordance with Schedule 2.7(b)) within three (3) Business Days after the date upon which any dispute concerning the Closing Balance Sheet is resolved by wire transfer in immediately available funds to an account or accounts designated by Purchaser.  The Post-Closing Settlement shall also be accompanied by an interest payment on such amount from the Closing Date to the date of payment at a rate of twelve percent (12%) per annum, computed on the basis of a 365/366-day year.

(g)           The provisions set forth in this Section 2.7 shall govern the preparation of the Closing Balance Sheet and the review thereof.  The payment obligations of Sellers under this Section 2.7 shall be joint and several.

Section 2.8             Withholding.  Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines it should deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Purchaser (except with respect to the representations in Sections 3.8, 3.9, 3.10 and 3.11, which are made by each Seller in its individual capacity), as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 3.1             Power and Authority.  Sellers have all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, if any, to which it will become a party.

Section 3.2             Enforceability.  This Agreement and each Ancillary Agreement to which any Seller is a party have been duly executed and delivered by Sellers and (assuming due authorization, execution and delivery by Purchaser), constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3             No Violation.  Sellers’ execution and delivery of this Agreement and any Ancillary Agreement to which any Seller is a party, the consummation of the transactions contemplated hereby or thereby or compliance by Sellers with any of the provisions hereof or thereof will not (i) result in the creation of any Lien upon the Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or any other instrument or obligation to which any Seller is a party or by which Sellers or the Shares may be bound or affected, Law or otherwise or (ii) violate any Law applicable to Sellers or the Shares.

Section 3.4             No Conflict.  The execution and delivery of this Agreement or any Ancillary Agreement by Sellers and the consummation of the transactions contemplated hereby or thereby, assuming all required filings, consents, approvals, authorizations and notices set forth on Schedule 3.4 have been made, given or obtained, do not and shall not adversely affect the ability of Sellers or the Company to enter into, perform their obligations under, and to consummate or materially delay the consummation of, the transactions contemplated by, this Agreement or any Ancillary Agreement.

Section 3.5             Litigation.  There is no action, proceeding, claim, suit, arbitration, opposition, challenge, proceeding, charge or investigation (collectively, “Proceedings”) pending or, to the Knowledge of Sellers, threatened that relates, directly or indirectly, to this Agreement or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement.

Section 3.6             No Other Agreement.  No Seller has any obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity to sell the Shares.

Section 3.7             No Broker.  No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Sellers in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 3.8             Ownership of the Shares.  Each Seller has good and valid title to, and owns of record and beneficially, Shares in the amount set forth next to such Seller’s name under the caption “Shares of Company Stock Owned” on Schedule 2.2, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.

Section 3.9             Withholding Tax.  Each Seller represents that no withholding of any U.S. federal Tax, German Tax or any other Tax is required with respect to any payment to be made to such Seller in connection with the transactions contemplated by this Agreement and each Seller agrees that it will provide to Purchaser such form or forms, accurately, timely and completely filled out and executed, as may be necessary in the opinion of the Purchaser to establish such Seller’s entitlement to exemption from any such withholding.

Section 3.10           Investment Representation.  Each Seller represents that the shares of Purchaser Stock to be issued hereunder to such Seller are being acquired by such Seller for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws.  Each Seller represents that such Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

Section 3.11           Legend.  Each Seller acknowledges and is aware that the shares of Purchaser Stock to be issued hereunder cannot be resold unless they are registered under the Securities Act and qualified under any applicable securities law of any state or other jurisdiction, or an exemption from such registration or qualification is available, and further acknowledges that the certificates evidencing the shares of Purchaser Stock issued hereunder will bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and Sellers, jointly and severally, hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 4.1             Organization and Good Standing.  The Company and each Significant Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company authority and power to own, lease operate and otherwise hold its property and assets and to conduct its business as currently being conducted.  The Company and each Subsidiary is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the property owned by the Company and each Subsidiary or the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have an adverse effect on the Company or any Subsidiary in any material respect.

Section 4.2             Authorization and Effect of Agreement.

(a)           The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby on or prior to the Closing, have been duly and validly authorized and approved by all requisite action on the part of the Company (including approval of the holders of at least a majority of the outstanding Shares), and no other action by the Company is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

(b)           This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3             Capitalization of the Company.

(a)           As of the date hereof, the capital stock of the Company consists of (i) One Hundred Million shares of common stock, par value $0.01 per share, of which Eighteen Million Seven Hundred Fifty Seven Thousand Five Hundred (18,757,500) are issued and outstanding on the date hereof and held of record and beneficially by Sellers as set forth on Schedule 2.2 and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share, of which zero (0) shares are outstanding.  The Shares held by Sellers constitute all of the issued and outstanding shares of capital stock of the Company as of the date hereof and have been duly authorized and are validly issued, fully paid and non assessable and have not been issued and were not issued in violation of any preemptive or other similar right.  Sellers have good and valid title to, own of record and beneficially, the Shares, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.  Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of Purchaser in the stock records of the Company, Purchaser will own all the Shares free and clear of all Liens.  Upon consummation of the transactions contemplated by this

Agreement, the Shares will be fully paid and nonassessable other than restrictions on transfer which may arise solely under applicable securities Laws.

(b)           Schedule 4.3(b) sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name and address of the holder of such Company Option; (ii) the number of shares the Company’s common stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; and (v) the date on which such Company Option expires.  The Company has not issued any securities in violation of any preemptive or similar rights and, except as set forth on Schedule 4.3(b), there are no options, warrants, calls, rights or other securities convertible into or exchangeable or exercisable for equity securities of the Company, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of the Company, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its equity interests.  No shares of the issued and outstanding shares of common stock of the Company are held in the treasury of the Company.  There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company.

(c)           The stock register of the Company accurately records: (i) the name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

Section 4.4             Capitalization of the Subsidiaries; Other Interests.

(a)           Schedule 4.4(a) sets forth each of the Company’s directly and indirectly owned Subsidiaries.  Schedule 4.4(a) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock or membership interests for each Subsidiary and the number and percentage ownership interest of the Company (if direct) or of the Company’s Subsidiary (if indirect) in each such Subsidiary.  All of the outstanding shares of capital stock or membership interests of each Subsidiary (i) are duly authorized and are validly issued, fully paid and non-assessable and have not been issued and were not issued in violation of any preemptive or other similar right and (ii) are owned of record and beneficially by the Company or the Subsidiary set forth on Schedule 4.4(a), in each case, free and clear of any Lien other than Permitted Liens or restrictions on transfer which may arise solely under applicable securities Laws.

(b)           There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of the Subsidiaries, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase or, redemption or other acquisition of equity interests of the Subsidiaries, and there are no agreements of any kind which may obligate the Subsidiaries to issue, purchase, redeem or otherwise acquire any of their respective equity interests.  There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Subsidiaries.

(c)           Except as set forth on Schedule 4.4(c), neither the Company nor any Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person.

Section 4.5             No Conflict.  The execution and delivery by the Company of this Agreement or any Ancillary Agreement and the consummation by the Company of the transactions contemplated hereby and thereby assuming all required filings, consents, approvals, authorizations and notices set forth on Schedule 4.5 have been made, given or obtained, do not and shall not:

(a)           violate, conflict with or result in the breach of any Organizational Document of the Company;

(b)           violate or conflict with any Law applicable to the Company or the Subsidiaries or any of their respective assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except (i) as described on Schedule 4.5(b), (ii) the applicable notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any other relevant jurisdiction; or

(c)           (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which the Company or any Subsidiaries is a party or by which the Company or any Subsidiaries may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any such Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien;

except, in the case of clause (c) above, for any conflict, breach, default, termination or Lien that would not reasonably be expected to (A) adversely affect in any material respect the ability of the Company to enter into, perform its obligations under, and to consummate the transactions contemplated by, this Agreement or (B) adversely affect in any material respect the business, operations (including results of operations), assets, liabilities or financial condition of the Company and the Subsidiaries.

Section 4.6             Permits; Compliance with Law.

(a)           The Company and the Subsidiaries hold all Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws.  Schedule 4.6 sets forth a true and complete list of all such Permits.  All Permits have been legally obtained and maintained and are valid and in full force and effect.  No outstanding violations are or have been recorded in respect of any such Permits.  No proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any Permit.  The transactions contemplated by this Agreement or any Ancillary Agreement do not give rise to the requirement of any consent, approval or modification in order for each Permit to continue to be valid and in full force and effect following the Closing.

(b)           The Company and the Subsidiaries are and have been in compliance with and are not in default under any Law applicable to the Company or any of the Subsidiaries or any of their respective properties, assets or businesses.

Section 4.7             Books and Records.  True and complete copies of the Organizational Documents of the Company and the Significant Subsidiaries, as currently in effect, have heretofore been delivered to Purchaser.  The minute books of the Company and the Significant Subsidiaries accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, boards of directors (or other governing body) and all committees of the boards of directors (or other governing body) of the Company and the Significant Subsidiaries, as the case may be.  All corporate actions and other actions taken by the Company, as the case may be, have been duly authorized, and no such actions taken by the Company, as the case may be, have been taken in breach or violation of the Organizational Documents of the Company and the Significant Subsidiaries.

Section 4.8             Litigation.  There are no Proceedings pending or, to the Knowledge of the Company, threatened that relate, directly or indirectly, to this Agreement or any Ancillary Agreement to which the Company is a party, or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement.  Except as set forth on Schedule 4.8, there are no Proceedings pending or, to the Knowledge of the Company, threatened that relate to the (a) Company or any Subsidiary or their respective assets, properties or businesses or (b) the officers, directors, employees, stockholders or Affiliates of the Company (in their capacity as such).  There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Company or any Subsidiary or their respective assets, properties or business.

Section 4.9             Financial Statements; Undisclosed Liabilities.

(a)           The Company has furnished Purchaser true and complete copies of the audited consolidated balance sheet and the related audited consolidated statements of income and cash flows of the Company for each of the fiscal years ended as of December 31, 2003, 2004 and 2005 (collectively, together with the related notes thereto, the “Financial Statements”), and the related opinion of Ernst & Young LLP, the independent accountants of the Company.

(b)           The Financial Statements fairly present in all material respects the financial position and the results of operations of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended.  The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto.  The Financial

Statements have been prepared in accordance with the books and records of the Company consistent with past practice.

(c)           Except (i) as reflected or adequately reserved against in the Financial Statements, (ii) liabilities which have been incurred since December 31, 2005 in the Ordinary Course of Business and (iii) as set forth on Schedule 4.9(c), there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that are, or would reasonably be expected to be, material to the Company and the Subsidiaries or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.10           Absence of Certain Changes.  Since December 31, 2005, (a) the Company and the Subsidiaries have been operated in the Ordinary Course of Business, (b) neither the Company nor any Subsidiary has taken or agreed to take any of the actions set forth in Section 5.1, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) there have been no actual or threatened cancellations or terminations by any material producer, agent, supplier, customer or contractor of the Company or any Subsidiary and (e) there has been no material damage to or loss or theft of any of the material assets of the Company or any Subsidiary.

Section 4.11           Contracts.

(a)           Schedule 4.11(a) sets forth a complete and accurate list of the following Contracts to which (x) the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary or any of their respective properties or assets is or may be bound or (y) any other Subsidiary is a party or by which any such Subsidiary or any of its properties or assets is or may be bound which is material to the Company and the Subsidiaries taken as a whole (such Contracts collectively, the “Company Contracts”):

(i)            employment Contracts with any current or former officer, manager, director or Employee (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in accordance with this Section 4.11(a)), other than standard contracts required under local Law or custom;

(ii)           all Contracts (other than employment contracts) with any current or former officer, manager, director, stockholder, member, Employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person;

(iii)          all collective bargaining or other labor or union Contracts, including all Betriebsrat agreements in Germany;

(iv)          all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than the Company or any Subsidiary;

(v)           all lease, sublease, rental or other Contracts under which the Company or any such Subsidiary is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

(vi)          all lease, sublease, rental, licensing use or similar Contracts with respect to personal property providing for annual rental license or use payments in excess of One Hundred Thousand Dollars ($100,000) or the guarantee of any such lease, sublease, rental or other Contracts;

(vii)         all Contracts containing any covenant or provision limiting the freedom or ability of the Company or any such Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any other Person;

(viii)        all Contracts for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management, project management services and clinical trial management), involving total payments in excess of One Hundred Thousand Dollars ($100,000) or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty by the Company or any such Subsidiary;

(ix)           all confidentiality Contracts;

(x)            all partnership or joint venture Contracts;

(xi)           all Contracts, purchase orders or service agreements relating to capital expenditures involving total payments in excess of One Hundred Thousand Dollars ($100,000);

(xii)          all Contracts relating to licenses of trademarks, trade names, service marks or other Company Proprietary Rights;

(xiii)         all Contracts between or among (A) the Company or any such Subsidiary, on the one hand, and (B) any Seller, Affiliate of any Seller, (other than the Company or any Subsidiary) or any Related Party on the other hand;

(xiv)        all Contracts (A) outside the Ordinary Course of Business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person (excluding the Company or any Subsidiary) of any option or preferential rights to purchase any assets or properties;

(xv)         all Contracts pursuant to which there is either a current or future obligation of the Company or any such Subsidiary to make payments or provide services for a value in excess of One Hundred Thousand Dollars ($100,000) in any twelve (12)-month period;

(xvi)        all Contracts under which the Company or any such Subsidiary agrees to indemnify any Person;

(xvii)       all non-competition, non-solicitation and any similar Contracts;

(xviii)      all “earn-out” agreements or arrangements or any similar Contracts;

(xix)         all other Contracts material to the business of the Company or any such Subsidiary; and

(xx)          each amendment, supplement and modification in respect of any of the foregoing.

(b)           (i) Each Company Contract is legal, valid, binding and enforceable against the Company or the Subsidiary that is party thereto and against each other party thereto, is in full force and effect and (ii) no party is in material breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or material loss of any benefits under any Company Contract.

Section 4.12           Transactions with Affiliates.  Neither the Company nor any Related Party (as defined in this Section 4.12), either currently or at any time since December 31, 2003 (a) has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any Subsidiary uses or has used in or pertaining to the business of the Company or any Subsidiary or (b) has or has had any business dealings or a financial interest in any transaction with the Company or any Subsidiary or involving any assets or property of the Company or any Subsidiary, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms.  For purposes of this Agreement, the term “Related Party” shall mean as of any time: an executive officer, manager or director, ten percent (10%) stockholder (including any executive officers, members, managers or directors thereof) or Affiliate of the Company or at such time, any present or former known spouse, sibling or child of any such executive officer, member, manager, director or Affiliate of the Company or any trust or other similar entity for the benefit of any of the foregoing Persons.

Section 4.13           Labor Relations.

(a)           As of the date of this Agreement, there is no labor dispute, controversy, arbitration, grievance, strike, slowdown, lockout or work stoppage against the Company or any Subsidiary pending or threatened which may interfere with the business activities of the Company or any Subsidiary.  Neither the Company nor any Subsidiary is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council.  There are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements that pertain to any Employees.  None of the Employees is represented by any labor organization with respect to such Employees’ employment or other service with the Company or any Subsidiary.  No labor union, labor organization, works council or group of Employees of the Company or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizational efforts presently being made involving any of the presently unorganized Employees.  Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any order relating to Employees or employment practices.

(b)           The Company and each Subsidiary is in compliance in all material respects with all applicable Laws and orders applicable to such entities or the Employees or other persons providing services to or on behalf of such entities, as the case may be, relating to the employment of labor, including all such Laws and orders relating to discrimination, civil rights, immigration, safety and health, workers’ compensation, wages, withholding, hours, and employment standards, including the WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA and Family and Medical Leave Act.

(c)           The Company and each Subsidiary has, in all material respects, properly classified the employment or other service status of all Employees, independent contractors and other persons providing services to or on behalf of the Company or any Subsidiary for purposes of compliance with (i) all applicable Laws and (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement.

Section 4.14           Insurance.  Schedule 4.14 sets forth a true and complete list and of all insurance policies currently maintained relating to the Company and each Subsidiary, including those which pertain to the Company’s and each Subsidiary’s assets, directors, officers or employees or operations, and all such insurance policies are in full force and effect and all premiums due thereunder have been paid.  There is no material claim outstanding under any such insurance policies and there are no existing circumstances likely to give rise to a claim under any such insurance policies.  The Company has not received notice of cancellation of any such insurance policies.  The Company has provided to Purchaser true and complete copies of all insurance policies (including any amendments thereto) listed on Schedule 4.14.

Section 4.15           Accounts Receivable.  All accounts receivable, notes receivable and other indebtedness of the Company and each Subsidiary (the “Accounts Receivable”) reflected in the Financial Statements or which arose subsequent to December 31, 2005, represent bona fide, arms-length transactions for the sale of goods or performance of services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed or invoiced in the Ordinary Course of Business consistent with past practice.  Except to the extent expressly reserved against or reflected on the Financial Statements (which reserves are consistent with past practice) or paid prior to the Closing, the Accounts Receivable are or will be as of the Closing Date, collectible in the Ordinary Course of Business.

Section 4.16           Real Property; Leases.

(a)           Except as set forth on Schedule 4.16(a)(i), neither the Company nor any Subsidiary owns any real property and, except as set forth on Schedule 4.16(a)(ii), such owned real property is owned free and clear of all Liens.

(b)           Schedule 4.16(b)(i) contains a complete and correct list of all leases of real property, occupancy agreements, licenses, concessions or similar agreements (the “Real Property Leases”) under which the Company is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person (the “Leased Real Property”).  The Company has delivered to Purchaser true, correct and complete copies of each Real Property Lease.  With respect to each Real Property Lease, (i) there exists no default under such Real Property Lease by the Company or any Subsidiary nor is there any event which, with notice or the passage of time or both, could ripen into a default and neither the Company nor any Subsidiary has received written notice of any such default and (ii) to the Knowledge of the Company, there exists no default by any third-party thereunder nor any event which, with notice or the passage of time or both, could ripen into a default.  Each Real Property Lease is a legal, valid and binding obligation of the Company and/or each Subsidiary, and, to the Knowledge of the Company, each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.  The consummation of the transactions contemplated by this Agreement or any Ancillary Agreement require no Consents from any Person, except as set forth on Schedule 4.16(b)(ii) (which Consents have been obtained prior to the date hereof), and will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease.  The Company and the Subsidiaries hold good and valid leasehold estates in the Leased Real Property and such Leased Real Property constitutes all of the Real Property necessary for the conduct of the Company’s and the Subsidiaries respective businesses.

(c)           (i) There is no pending or, to the Knowledge of the Company, threatened condemnation (or similar proceedings) of all or any part of the Leased Real Property, and neither the Company nor any Subsidiary has assigned or sublet or granted any rights to use and occupy or created any limitations to or on its interests under any Real Property Lease to any Person, (ii) to the Knowledge of the Company, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any applicable Laws that could, individually or in the aggregate, result in a Material Adverse Effect, nor has the Company or any Subsidiary received any notice of any special assessment proceedings affecting any Leased Real Property, or applied for any change to the zoning or land use status of any Leased Real Property, (iii) to the Knowledge of the Company, there are no defects, structural or otherwise, with respect to any of the Leased Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such parcel of Leased Real Property and (iv) there are no easements, Liens or other agreements (whether of record or not) affecting title to, or creating any Lien or charge upon, any of the Leased Real Property.

Section 4.17           Environmental.

(a)           The Company and the Subsidiaries hold all Environmental Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws; Schedule 4.17 sets forth a true and complete list of all such Environmental Permits.  All such Environmental Permits have been legally obtained and maintained and are valid and in full force and effect.  No outstanding violations are or have been recorded in respect of any such Environmental Permits.  No proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Environmental Permit.  The transactions contemplated by this Agreement or any Ancillary Agreement do not give rise to the requirement of any filing, consent, approval or modification in order for each Environmental Permit to continue to be valid and in full force and effect following the Closing.

(b)           The Company and the Subsidiaries comply and have complied in all respects with and are not in default under any Environmental Law applicable to Company or any of its Subsidiaries or any of their respective properties or assets.

(c)           There are no Proceedings arising under any Environmental Law pending or, to the Knowledge of the Company, threatened that relate to the (i) Company or any Subsidiary or their respective assets, properties or businesses or (ii) the officers, directors, employees, stockholders or Affiliates of the Company (in their capacity as such).  There are no outstanding judgments, writs, injunctions, orders, decrees or settlements arising under any Environmental Law that apply, in whole or in part, to the Company or any Subsidiary or their respective assets, properties or business.

(d)           There has been no Release or threatened Release of any Hazardous Substance from, and no Hazardous Substances are present at, on or beneath any property currently or formerly owned, leased or operated by the Company or any Subsidiary or, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any other location, including any location at which any Hazardous Materials manufactured, used or generated by the Company or any Subsidiary have been stored, treated or disposed.

(e)           (i)            “Hazardous Substances” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substances in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

(ii)           “Environmental Law” shall mean any Law relating to the environment, natural resources or the safety or health of human beings or other living organisms, including the manufacture, distribution in commerce, use or presence of Hazardous Substances.

(iii)          “Environmental Permits” shall mean all Permits required under Environmental Laws.

(iv)          “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

Section 4.18           No Broker.  No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for the Company in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 4.19           Employee Benefits.

(a)           Schedule 4.19(a) contains a list of: (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and referred to herein as a “Pension Plan”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA and referred to herein as a “Welfare Plan”) and (iii) each other material plan, fund, program, arrangement or agreement (including any material employment or consulting agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits to any current or former Employee, officer, manager or director of the Company or any Subsidiary (or any other individual providing non-professional services (directly or through a personal services corporation) as an independent contractor, consultant or agent to the Company) that is maintained, or contributed to, or required to be contributed to, by the Company, any Subsidiary or by any third-party leasing or similar organization in respect of any Employees (each such plan, any Pension Plan and any Welfare Plan referred to herein as a “Benefit Plan”).

(b)           With respect to each Benefit Plan, the Company has delivered to Purchaser true, complete and correct copies of: (i) such Benefit Plan (or, in the case of an unwritten Benefit Plan, a written description thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to such Benefit Plan (if any such report was required), (iii) the most recent summary plan description and all subsequent summaries of material modifications for such Benefit Plan (if a summary plan description was required), (iv) each trust agreement and group annuity contract relating to such Benefit Plan, if any, (v) the most recent determination letter from the IRS with respect to such Benefit Plan, if any, and (vi) the most recent actuarial valuation with respect to such Benefit Plan, if any.  Except as specifically provided in the foregoing documents delivered to Purchaser, there are no amendments to any Benefit Plan that have been adopted or approved by the Company or any Subsidiary that are not reflected in the applicable Benefit Plan and neither the Company nor any Subsidiary has undertaken to or committed to make any such amendments or to establish, adopt or approve any new Benefit Plan.

(c)           Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws.  Each Benefit Plan and any trust established pursuant thereto intended to be qualified and tax exempt under Sections 401(a) and 501(a) have been the subject of a favorable and up-to-date determination letter from the IRS, or a timely application therefor has been filed, to the effect that such Benefit Plan and trust are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no circumstances exist and no events have occurred that could adversely affect the qualification of any Benefit Plan or the related trust.

(d)           With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  The Company does not sponsor or contribute to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  Neither the Company, any Subsidiary nor any ERISA Affiliate of the Company has maintained, contributed to or been required to contribute to (i) any plan in the past six (6) years that is subject to the provisions of Title IV of ERISA or (ii) any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.  For purposes hereof, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(e)           Neither the Company nor any Subsidiary is obligated under any Welfare Plan to provide life, health, medical, death or other welfare benefits with respect to any current or former Employee (or their beneficiaries or dependents) of the Company, any Subsidiary or their respective predecessors after termination of employment or other service, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, (ii) the Company and each Subsidiary has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other applicable Law with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) no Welfare Plan that is a group health plan, which is maintained, contributed to or required to be contributed to by the Company or any Subsidiary, is a self-insured plan.

(f)            All contributions or premiums owed by the Company or any Subsidiary with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis.  All material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed.  All amounts that the Company or any Subsidiary is legally or contractually required to deduct from the salaries of their Employees have been duly paid into the appropriate fund or funds.  There are no pending or, to the Knowledge of the Company, threatened, material claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) of any Benefit Plan, the Company, any Subsidiary, any Employee, or administrator thereof, in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any manager, officer, Employee, consultant or independent contractor of the Company or any Subsidiary (except as set forth in Section 2.2(c)), (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable by the Company or any Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)           Neither the Company, any Subsidiary nor any Person acting on behalf of the Company or any Subsidiary has made or entered into any legally binding commitment with any current or former managers, officers, Employees, consultants or independent contractors of the Company or any Subsidiary to the effect that, following the date hereof, (i) any benefits or compensation provided to such Persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plan will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any Benefit Plan or arrangement provided by the Company or any Subsidiary will be made available to such Persons, or (v) any trusts or other funding mechanisms will be required to be funded.

Section 4.20           Employees.

(a)           Schedule 4.20(a) sets forth (i) the name, title and total compensation (payable by the Company) of each officer, manager and director of the

Company and the Subsidiaries and each other Employee and agent whose total compensation (so payable and including bonuses and commissions) for the year ended December 31, 2005 equaled or exceeded One Hundred Fifty Thousand Dollars ($150,000) or who will receive compensation (including bonuses and commissions) for the year ending December 31, 2006 equal to or in excess of One Hundred Fifty Thousand Dollars ($150,000), (ii) all bonuses and other incentive compensation received by such Persons since January 1, 2005 and any accrual for such bonuses and incentive compensation and (iii) all Contracts or commitments by the Company or any Subsidiary to increase the compensation or to modify the conditions or terms of employment or other service of any of its officers, managers, Employees, consultants and agents whose total compensation (including bonuses and commissions) exceeds One Hundred Fifty Thousand Dollars ($150,000) per annum.

(b)           To the Knowledge of the Company, no officer, manager or director of the Company or any Subsidiary or any Employee, consultant or agent of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that will (i) materially affect the performance by such Person of such Person’s duties to the Company or any Subsidiary or (ii) materially affect the ability of the Company or any Subsidiary to conduct its business.

(c)           No executive, key Employee or significant group of Employees has given notice to the Company or any Subsidiary to terminate employment or service with the Company or any Subsidiary during the next twelve (12) months.

Section 4.21           Taxes and Tax Returns.  Except as provided on Schedule 4.21:

(a)           All Tax Returns required to be filed by or with respect to the Company or any Subsidiary or their respective assets and operations have been timely filed.  All such Tax Returns (i) were prepared in the manner required by applicable Law, (ii) are true, correct and complete in all material respects and (iii) accurately reflect the liability for Taxes of the Company and each Subsidiary.

(b)           True, correct and complete copies of all federal, state, local and foreign Tax Returns of or including the Company and the Subsidiaries filed in the previous five (5) years have been provided to Purchaser prior to the date hereof.

(c)           The Company and the Subsidiaries have timely paid, or caused to be paid, all Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return, and the Company and the Subsidiaries have accrued for the payment in full of all Taxes not yet due and payable on the balance sheet included in the Financial Statements for the Company’s fiscal year ended December 31, 2005.  Since December 31, 2005, neither the Company nor any Subsidiary has incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business.

(d)           The Company and the Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3101 through 3510, and 6041 through 6053 of the Code and related regulations, have complied in all material respects with all provisions of state, local and foreign Law relating to the withholding and payment of Taxes, and have, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be withheld from amounts paid to any Employee, independent contractor or other third-party and paid over to the proper Governmental Authorities all amounts required to be so paid over.

(e)           None of the Tax Returns of or relating to the Company or any Subsidiary has been examined by the IRS or any state, local or foreign Taxing Authorities and no adjustment relating to any Tax Return of or including the Company or any Subsidiary or their respective assets or operations has been proposed or threatened formally or informally by any Taxing Authority.  Neither the Company nor any Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code (or an analogous provision of state, local or foreign Law).  There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against the Company or any Subsidiary or relating to their assets or operations asserting any deficiency for Taxes.

(f)            No claim has ever been made by any Taxing Authority with respect to the Company or any Subsidiary in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.  There are no security interests on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of the Company or any Subsidiary.

(g)           No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to the Company or any Subsidiary is in force, and no waiver or agreement by the Company or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(h)           Neither the Company nor any of the Subsidiaries has granted a power of attorney to any Person with respect to any Taxes.

(i)            Neither the Company nor any Subsidiary is, or is a party to, and neither the Company nor any Subsidiary owns an interest in, a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.  Neither the Company nor any Subsidiary owns any membership or other equity interest, or any other interest, in any other Person.

(j)            There are no outstanding options, warrants, securities convertible into stock or other contractual obligations that might be treated for federal income tax purposes as stock or another equity interest in the Company or any Subsidiary.

(k)           Neither the Company nor any Subsidiary is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

(l)            The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)          Neither the Company nor any Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(n)           At all times during its existence, the Company has been a C corporation for federal income tax purposes and neither the Company nor any of the Subsidiaries has been includible with any other entity in any consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired.

(o)           Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date if this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the ,meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p)           Neither the Company nor any Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code.

(q)           The Company and the Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with Section 482 and 6662 (and any related sections) of the Code, the related regulations, and any comparable provisions of state, local or foreign Tax Law or regulation.

Section 4.22           Proprietary Rights.

(a)           (i) The Company or a Subsidiary is the sole owner of, free and clear of any Lien (other than Permitted Liens), or has a valid license to (without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms), all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected with and symbolized by the foregoing, patents, registered designs, copyrights, computer software (including all information systems, data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae and know-how (“Trade Secrets”) and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing (all of the foregoing to be collectively referred to as the “Proprietary Rights”) used or held for use in, or necessary for the conduct of the business of the Company and the businesses of the Subsidiaries (such Proprietary Rights owned by or licensed to the Company or the Subsidiaries, collectively, the “Company Proprietary Rights”), (ii) the rights of the Company and the Subsidiaries in the Company Proprietary Rights are valid and enforceable, (iii) neither the Company nor any Subsidiary has received any demand, claim, notice or inquiry from any Person in respect of the Company Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company or any Subsidiary in, any of the Company Proprietary Rights, (iv) no act has been done or omitted to be done by the Company or any Subsidiary, or any licensee thereof, which has had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other Person to cancel, forfeit, modify or consider abandoned, any material Company Proprietary Rights owned by the Company (the “Owned Proprietary Rights”), or give any Person any rights with respect thereto (except pursuant to an agreement listed on Schedule 4.22(b), (v) all necessary registration, maintenance and renewal fees in respect of the Owned Proprietary Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Owned Proprietary Rights, (vi) the respective businesses of the Company and the Subsidiaries as currently or in the past operated does not violate or infringe, and has not violated or infringed, any Proprietary Rights of any other Person, (vii) to the Knowledge of the Company, no Person is violating or infringing any of the Company Proprietary Rights, (viii) the Company and the Subsidiaries have obtained from all individuals who participated (as Employees, consultants, employees of consultants or otherwise) in any respect in the invention or authorship of any of the Owned Proprietary Rights effective waivers of any and all ownership rights of such individuals in such Proprietary Rights, and/or assignments to the Company or the Subsidiaries, as the case may be, of all rights with respect thereto, and (ix) neither the Company nor the Subsidiaries have divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person.

(b)           Schedule 4.22(b) contains a complete and accurate list of the material Company Proprietary Rights (other than Trade Secrets) and all licenses and other agreements relating thereto.

Section 4.23           Information Technology.

(a)           The material Company IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers for proper operation, monitoring and use.  The material Company IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of its business as now conducted or as contemplated to be conducted.  Neither the Company nor any Subsidiary has experienced within the past twelve (12) months any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company IT Systems.

(b)           Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the business, the Company IT Systems are available for use during normal working hours and other times when required to be available.  The Company and the Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

(c)           The Company and Subsidiaries have taken commercially reasonable actions, consistent with standards in the business, with respect to the Company IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any and all confidential information, trade secrets, or other proprietary information stored on Company IT Systems including the designs, policies, processes, and procedures relating to the composition and structure of the Company IT Systems.

Section 4.24           Guarantees.  Neither the Company nor any Subsidiary is a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any Person.

Section 4.25           Bank Accounts.  Schedule 4.25 contains a true and complete list of (i) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which (A) the Company or any Significant Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship or (B) any other Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship which is material to the Company and the Subsidiaries taken as a whole, (ii) a true and complete list and description of each such account, box and relationship and (iii) the name of every Person authorized to draw thereon or having access thereto.

Section 4.26           Foreign Corrupt Practices and International Trade Sanctions.  To the Knowledge of Sellers and the Company, neither the Company, any Subsidiary nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the business of the Company or any Subsidiary, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Laws, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 4.27           Inventory.  The inventories shown on Company’s balance sheet, net of inventory reserves reflected thereon, for the year ended December 31, 2005 or acquired after December 31, 2005, were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business.

Section 4.28           No Misleading Statements.  The representations and warranties made by the Company in this Agreement, including the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 5.1             Organization of Purchaser; Authority.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted.  Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party.

Section 5.2             Capitalization.

(a)           The authorized capital stock of Purchaser consists of One Hundred Fifty Million (150,000,000) shares of Purchaser Stock, $0.01 par value and Five Million (5,000,000) shares of preferred stock, $0.01 par value (“Purchaser Preferred Shares”).  At the close of business on December 31, 2005, (i) Eighty Nine Million Eight Hundred Three Thousand Eight Hundred Thirty Six (89,803,836) shares of Purchaser Stock and no Purchaser Preferred Shares were issued and outstanding and (ii) Nine Hunderd Thousand (900,000) shares of Purchaser Stock and Zero (0) Purchaser Preferred Shares were reserved for issuance.  All of the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights and were issued in compliance with applicable federal and state securities laws.

(b)           All shares of capital stock of Purchaser to be issued in connection with the transactions contemplated by this Agreement, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

Section 5.3             Authorization; Enforceability.

(a)           The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of Purchaser (including the approval of the holders of a majority of the outstanding shares of capital stock of Purchaser) and no other action by Purchaser is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

(b)           This Agreement and the Ancillary Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser, and, (assuming the due authorization, execution and delivery of this Agreement by Sellers) this Agreement and each such Ancillary Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.4             No Conflict.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby, assuming all required filings, consents, approvals authorizations and notices set forth on Schedule 5.4 have been made, given or obtained, does not and shall not:

(a)           violate or conflict with any Organizational Document of Purchaser;

(b)           violate or conflict with, in any material respect, any Law applicable to Buyer or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

(c)           (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract, to which Purchaser is a party or by which Purchaser may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the properties or assets of Buyer;

except in the case of clause (c) above, as would not reasonably be expected to have a material adverse effect on Purchaser or the ability of Purchaser to enter into and perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 5.5             No Broker.  No agent, broker, investment banker, financial advisor or other firm or Person, other than Bear, Stearns & Co. Inc., the fees of which will be paid by Purchaser, (a) has acted directly or indirectly for Purchaser in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 5.6             SEC Filings.

(a)           Purchaser has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2004 (collectively, the “Purchaser SEC Documents”).  The Purchaser SEC Documents as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the applicable requirements of the Exchange Act of 1934, as amended and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.  No Subsidiary of Purchaser is required to make any filings with the SEC.

(b)           The consolidated financial statements of Purchaser included in the Purchaser SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects, the consolidated financial position of Purchaser and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 5.7             Financial Ability.  Purchaser has, or will have, sufficient funds available to consummate the transactions contemplated hereby, including the payments contemplated by Article II.

Section 5.8             Investment Representation.  Purchaser is acquiring the Shares for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws.

Section 5.9             Accredited Investor.  Purchaser (a) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

ARTICLE VI

COVENANTS

Section 6.1             Operation of the Company Pending the Closing.  The Company covenants and agrees that the Company and the Subsidiaries will not (and the Company shall cause the Subsidiaries not to), and Sellers covenant and agree to cause the Company and the Subsidiaries not to, take any action with the purpose of causing any of the conditions to Purchaser’s obligations set forth in Article III to not be satisfied.  Except with the prior written consent of Purchaser, during the period from the date of this Agreement to the Closing, the businesses of the Company and the Subsidiaries shall be conducted in the Ordinary Course of Business and the Company covenants and agrees, and Sellers agree to cause the Company, to use all commercially reasonable efforts consistent therewith to preserve intact the Company’s material properties, assets and business organizations (including those of its Subsidiaries).  Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Company shall not and will not permit the Subsidiaries to, and Sellers shall cause the Company and the Subsidiaries not to, without the prior written consent of Purchaser:

(a)           amend any of its Organizational Documents;

(b)           liquidate, dissolve, recapitalize or otherwise wind up its business;

(c)           make any distribution or declare, pay or set aside any dividend (in cash or property) with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Company or any Subsidiary, or make any other changes in the capital structure of the Company or any Subsidiary;

(d)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interest or capital stock of the Company or any Subsidiary, (ii) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interest or shares of capital stock of the Company or any Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, the Company or any Subsidiary, (iii) any instruments of Indebtedness (other than in the Ordinary Course of Business) or (iv) any derivative instruments (other than in the Ordinary Course of Business);

(e)           other than in the Ordinary Course of Business, acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any interest in any (i) corporation, partnership or other Person or (ii) assets comprising a business or any other property or assets, in a single transaction or in a series of transactions;

(f)            other than in the Ordinary Course of Business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

(g)           sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

(h)           incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate;

(i)            cancel any third-party indebtedness owed to the Company;

(j)            (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, managers, officers, Employees, consultants, agents, independent contractors or other individual service providers (including the acceleration of the vesting of any outstanding Company Options or the grant of any new Company Options or any other award), except (A) as may be required under existing employment agreements, (B) annual wage increases granted in the Ordinary Course of Business, (C) the Laukien Bonus or (D) as set forth in Section 2.2(c), (ii) hire any new Employees except in the Ordinary Course of Business with respect to Employees with an annual base and incentive compensation opportunity not to exceed One Hundred Thousand Dollars ($100,000), (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Benefit Plan or other agreement or arrangement to any such director, manager, officer, Employee, consultant, agent, independent contractor or other individual service provider, whether past or present, (iv) enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired Employees in the Ordinary Course of Business with an annual base and incentive compensation opportunity not to exceed One Hundred Thousand Dollars ($100,000), or (v) except as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew or amend any existing, Benefit Plan or benefit arrangement or any collective bargaining agreement;

(k)           make any loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and Employees), except in the Ordinary Course of Business;

(l)            commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

(m)          fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the Ordinary Course of Business or damage by fire or other unavoidable casualty;

(n)           make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax;

(o)           except as may be required as a result of a change in applicable Law or GAAP, change any accounting principles or practices used by the Company or any Subsidiary;

(p)           institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving the Company or any Subsidiary in connection with any business, asset or property of the Company or any Subsidiary;

(q)           enter into any Company Contracts or Contracts (i) having a term in excess of twelve (12) months or (ii) involving the payment, or provision of goods or services, in excess of One Hundred Seventy Five Thousand Dollars ($175,000) on an individual or aggregate basis; provided that in all cases, neither the Company nor any Subsidiary will enter into any real property lease with the prior written consent of Purchaser;

(r)            either fail to pay the accounts payable or other liabilities of the Company or any Subsidiary, or fail to collect the accounts receivable or other indebtedness owed to the Company or any Subsidiary, in a manner consistent with the practices prior to the date hereof or take any action not consistent with past practices that is designed to accelerate or has the effect of accelerating the receipt by the Company or any Subsidiary of any amounts of cash earlier than such cash would have been realized consistent with past practices;

(s)           enter into, or renew, amend or otherwise modify or extend, any Contracts relating to derivative or hedging transactions or similar transactions, including currency derivative or hedging Contracts or transactions; or

(t)            agree in writing to take any of the foregoing actions.

Section 6.2             Access.  The Company shall, and shall cause the Subsidiaries to, and Sellers shall cause the Company and the Subsidiaries to, afford to officers, employees, accountants, counsel and other representatives of Purchaser reasonable access to all of the assets, properties, personnel, books and records of the Company and the Subsidiaries.

Section 6.3             Notification.

(a)           The Company shall, and shall cause the Subsidiaries to, and Sellers shall cause the Company and the Subsidiaries to, promptly notify Purchaser, and Purchaser shall promptly notify Sellers, of any Proceeding pending or, to their Knowledge, threatened against the Company, Purchaser or Sellers as the case may be, which challenges the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)           Sellers shall provide prompt written notice to Purchaser of any change in any of the information contained in the representations and warranties made by Sellers in Article III or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser may reasonably request in relation to such change; provided that such notice shall not operate to in any way modify or cure any breach of the representations and warranties made by Sellers in Article III or any exhibits or schedules referred to herein or attached hereto.

(c)           The Company shall and shall cause the Subsidiaries to, and Sellers shall cause the Company and the Subsidiaries to, provide prompt written notice to Purchaser of any change in any of the information contained in the representations and warranties made by the Company in Article IV or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser may reasonably request in relation to such change; provided that such notice shall not operate to in any way modify or cure any breach of the representations and warranties made by the Company in Article IV or any exhibits or schedules referred to herein or attached hereto.

(d)           The Company shall, and Sellers shall cause the Company to, provide prompt written notice to Purchaser of any exercise of Company Options between the date hereof and the Closing.

Section 6.4             No Inconsistent Action.  Neither the Company, Purchaser nor Sellers will take any action which is inconsistent with their respective obligations under this Agreement.

Section 6.5             Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Section 6.5 shall require or be construed to require Purchaser to offer or agree to (x) enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Purchaser’s businesses or assets or any portion of the businesses or assets of its Subsidiaries or any portion of the businesses or assets of the Company or its Subsidiaries, (y) to conduct its, its Subsidiaries’ or any of their respective Affiliates’ businesses in a specified manner or (z) provide any compensation, benefits or other consideration to Company employees.

(b)           Each Party shall promptly consult with the other Parties with respect to, provide any necessary information with respect to and provide each other Party (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated hereby.

(c)           Each Party shall promptly inform the other Party of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements.  If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

Section 6.6             Further Assurances.  From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the each other Party to make effective the transactions contemplated by this Agreement and to provide each other Party with the intended benefits of this Agreement.  Without limiting the foregoing, upon reasonable request of Purchaser, each of Sellers and the Company shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Purchaser all right, title and interest in, to and under the Shares.

Section 6.7             No Solicitation.

(a)           The Company shall, and shall cause the Subsidiaries to, and Sellers shall, and shall cause the Company and the Subsidiaries to, cause each of its officers, managers, employees, subsidiaries, Affiliates, agents and other representatives to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal and will not, and shall cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Purchaser or its managers, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal.  Sellers and the Company shall immediately communicate to Purchaser any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

(b)           “Alternative Proposal” shall mean any of the following involving the Company (other than the transactions expressly contemplated by this Agreement): any inquiry or proposal relating to a sale of stock, merger, consolidation, share exchange, business combination, transfer of membership interests, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

Section 6.8             Tax Matters.

(a)           All transfer, documentary, sales, use, registration and other such Taxes (including all applicable German and other real estate transfer Taxes and stock transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser.  Each Party shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(b)           All contracts, agreements or arrangements under which the Company or any Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company or Subsidiary, as applicable, as of the Closing Date, and the Company or Subsidiary, as applicable, shall thereafter be released from any liability thereunder.

(c)           The Company, Purchaser and Sellers shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.

(d)           Immediately prior to the Closing, the Company shall deliver to Purchaser a certification that stock in the Company is not a U.S. real property interest because the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i).  The Company shall timely deliver to the IRS the notification required under Treasury Regulation Section 1.897-2(h)(2).

Section 6.9             Employee Benefits Matters.

(a)           For a period of one (1) year following the Closing, Purchaser shall provide or cause to be provided to the individuals who, immediately prior to the Closing, are Employees, and following the Closing, continue to be employees of Purchaser or any of its Subsidiaries (“Company Employees”), employee benefits pursuant to “employee benefit plans” (as defined in Section 3(3) of ERISA) of Purchaser that are comparable in the aggregate to those provided by, or on behalf of, the Company or the Subsidiaries to such Company Employees immediately prior to the Closing, it being understood and agreed that the employee benefit plans in which employees of Purchaser or any of its Affiliates are eligible to participate shall be deemed comparable to those provided by, or on behalf of, the Company and the Subsidiaries to such Company Employees immediately prior to the Closing.  The preceding sentence shall not preclude Purchaser or its Subsidiaries at any time following the Closing from terminating the employment of any Company Employee.

(b)           Each Company Employee shall be given credit for all service with the Company, the Subsidiaries and their respective predecessors under any plans or arrangements providing vacation, sick pay, severance and retirement benefits maintained by Purchaser in which such Company Employees participate for purposes of eligibility and vesting to the extent past service was recognized for such Company Employees under the comparable plans of the Company and the Subsidiaries immediately prior to the Closing, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Purchaser.  Notwithstanding the foregoing, nothing in this Section 6.9(b) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, (iii) service credit under a newly established plan for which prior service is not taken into account or (iv) employer contributions for any 401(k) plan.

(c)           In the event of any change in the welfare benefits provided to Company Employees following the Closing, Purchaser shall, to the extent practicable, cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any such welfare benefits to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Closing occurs, the crediting of each Company Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d)           No provision of this Agreement shall create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Purchaser or under any benefit plan which Purchaser may maintain.

Section 6.10           Release.  In consideration for payment of the Purchase Price, as of and following the Closing Date, each Seller (on its own behalf and on behalf of each of its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Purchaser and its Subsidiaries and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, managers, employees, agents, attorneys and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that any Seller or its respective its

Affiliates, as applicable, has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date, with respect to, arising out of, or in connection with the Company or the Subsidiaries; provided, however, that such release shall not cover: (a) any claims arising under this Agreement, including the schedules and exhibits attached hereto, or the agreements or documents executed and/or delivered in connection herewith, but excluding claims of a breach of fiduciary duties by any Sellers or the Company in connection with the transactions contemplated by this Agreement or (b) any claims against the Company or a Subsidiary in its capacity as a current or former director, manager, officer or employee of the Company or a Subsidiary for indemnification under the Organizational Documents of the Company or such Subsidiary, as such documents are in effect immediately prior to the Closing Date.

Section 6.11           Voting Agreement.  To the extent applicable, each Seller covenants and agrees to vote in its capacity as a holder of shares of Purchaser Stock, all of the shares of Purchaser Stock owned by such Seller in favor of the transactions contemplated by this Agreement.

Section 6.12           Noncompetition and Nonsolicitation.  From the Closing and for a period of five (5) years thereafter, Sellers will not, and will cause their Affiliates not to, directly or indirectly, engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than one percent (1%) of a publicly-traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the production, development or distribution of infrared, near-infrared or Raman spectroscopy or Fourier Transform Infrared Spectroscopy (“FTIR”) or applications thereof; provided that such restriction shall not:

(a)           apply to the nuclear magnetic resonance, electron paramagnetic resonance and magnetic resonance imaging businesses currently engaged in by BioSpin; or

(b)           prohibit any Seller from accepting employment with another company that utilizes FTIR technology so long as such Seller does not directly manage the FTIR operations of such company or such FTIR operations account for less than ten percent (10%) of the overall revenues of such company.

Section 6.13           Restrictions on Sales.  Each Seller agrees that such Seller will not sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Seller or any person in privity with such Seller) directly or indirectly, including the participation in the filing of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, any shares of Purchaser Stock acquired pursuant to this Agreement, or publicly announce an intention to effect any such transaction, for a period of 365 days after the Closing Date.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1             Conditions to Each Party’s Obligations.  The respective obligation of each Party to effect the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by Purchaser or Sellers:

(a)           The waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated and all necessary Consents of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been obtained; and

(b)           There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 7.2             Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions:

(a)           The representations and warranties of Sellers in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Sellers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b)           All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c)           Purchaser shall have received certificates of the Company and Sellers, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled;

(d)           No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority or pending or threatened by any other Person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement or any Ancillary Agreement;

(e)           The Company shall have furnished to Purchaser a certification in accordance with Treasury Regulation Section 1.1445-2(c) and in the form provided in Treasury Regulation Section 1.897-2(h)(2), substantially in the form attached hereto as Exhibit D;

(f)            There shall not have occurred any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

(g)           Purchaser shall have received evidence, reasonably satisfactory to Purchaser, of receipt of all requisite third-party and governmental Consents;

(h)           Purchaser and BioSpin shall have entered into an amendment to the Exclusive Distribution Agreement, dated January 1, 2002, between BioSpin and Seller, in the form attached hereto as Exhibit E (the “EDA Amendment”);

(i)            The Shareholders’ Agreement, dated as of May 23, 1997, by and among Bruker Spectrospin, Inc., Dirk D. Laukien, Frank H. Laukien, Joerg C. Laukien, Marc M. Laukien, and Isolde Laukien shall have been terminated in accordance with its terms and the parties to such agreement shall be have been released of all obligations thereunder;

(j)            The approval of the transactions contemplated by this Agreement by the holders of shares of Purchaser Stock who are unaffiliated with the Controlling Stockholders representing at least a majority of the total votes cast by such holders at a duly held meeting of stockholders; and

(k)           The approval of the transactions contemplated by this Agreement by the holders of shares of capital stock of Purchaser representing at least a majority of the total votes cast at a duly held meeting of stockholders.

Section 7.3             Conditions Precedent to Obligations of Sellers.  The obligation of Sellers to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

(a)           The representations and warranties of Purchaser in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Purchaser that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b)           All of the terms, covenants and conditions to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c)           Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer thereof, certifying in such detail as Sellers may reasonably request that the conditions specified in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(d)           Purchaser shall have delivered the Purchase Price in accordance with the terms of Section 2.4;

(e)           Purchaser shall have deposited the Indemnity Escrow in accordance with the terms of Section 2.5; and

(f)            Purchaser shall have deposited the Working Capital Escrow in accordance with the terms of Section 2.6.

ARTICLE VIII

TERMINATION

Section 8.1             Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of Purchaser and Sellers;

(b)           by Sellers or Purchaser if:

(i)            a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii)           the Closing shall not have occurred on or before August 31, 2006 (other than due principally to the failure of the Party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Closing);

(c)           by Purchaser if there is a default or breach by the Company or any Seller with respect to the due and timely performance of any of their respective covenants or agreements contained herein, or if the representations or warranties of the Company or any Seller contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 7.2 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to the Company or Sellers, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

(d)           by Sellers, if there is a default or breach by Purchaser with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of Purchaser contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 7.3 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to Purchaser specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

(e)           by Purchaser if the Trailing Average is less than $3.11.

Section 8.2             Procedure and Effect of Termination.  In the event of termination and abandonment of the transactions contemplated by this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate (subject to the provisions of this Section 8.2) and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the Parties.  If this Agreement is terminated as provided herein:

(a)           Upon the written request therefor, each Party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same; provided, however, that each Party shall be entitled to retain copies of any such materials for record-keeping purposes or as required by Law; and

(b)           Subject to Section 8.1, in the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, directors, managers, officers or stockholders, other than the provisions of Sections 8.1, 10.1, 10.2, 10.3, 10.7 and 10.12.  Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1             Survival of Indemnification Rights.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of Sellers in Article III and of the Company and Sellers in Article IV shall survive the Closing and remain in full force and effect until the later of the Cut-Off Date and the resolution of any claim for indemnification with respect to which any Purchaser Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a) prior to the Cut-Off Date; provided, however, the following representations and warranties shall survive and remain in full force and effect for the period indicated:

(a)           Section 3.8 (Ownership of the Shares), Section 4.3 (Capitalization of the Company), Section 4.4 (Capitalization of the Subsidiaries; Other Interests) and Section 4.28 (No Misleading Statements), indefinitely;

(b)           Section 4.17 (Environmental), Section 4.19 (Employee Benefits) and Section 4.22 (Proprietary Rights), three (3) years; and

(c)           Section 3.9 (Withholding Tax) and Section 4.21 (Taxes and Tax Returns), until sixty (60) calendar days after expiration of the applicable statute of limitations (including any extension thereof);

and with respect to clauses (b) and (c), if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof.

The covenants and agreements of Sellers and the Company contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely.  The provisions of this Article IX shall survive for so long as any other Section of this Agreement shall survive.

Section 9.2             Indemnification Obligations.  Sellers agree to jointly and severally indemnify, defend and hold harmless Purchaser and any parent, Subsidiary, associate, Affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Purchaser Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

(a)           any inaccuracy in, or breach of, any representation or warranty made by the Company or Sellers under this Agreement or any Ancillary Agreement, it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material” or “Material Adverse Effect”) set forth therein;

(b)           any breach or non-fulfillment of any covenant or agreement on the part of Sellers or the Company in respect of pre-Closing covenants, under this Agreement or any Ancillary Agreement;

(c)           any fees, expenses or other payments incurred or owed by Sellers or the Company to any agent, broker, investment banker or other firm or Person retained or employed by Sellers or the Company in connection with the transactions contemplated by this Agreement; or

(d)           the manner in which Bruker Optik GmbH was established and, in connection therewith, the purchase by Bruker Optik GmbH of assets from Bruker

Analytik GmbH, which purchase may be deemed a hidden contribution-in-kind (Verdeckte Sacheinlage).

Section 9.3             Indemnification Procedure.

(a)           If any Purchaser Indemnified Party intends to seek indemnification pursuant to this Article IX, such Purchaser Indemnified Party shall promptly notify Sellers in writing.  The Purchaser Indemnified Party will provide Sellers with prompt notice of any third-party claim in respect of which indemnification is sought.  The failure to provide either such notice will not affect any rights hereunder except to the extent Sellers are materially prejudiced thereby.

(b)           If such claim involves a claim by a third-party against the Purchaser Indemnified Parties, Sellers may, upon notice to the Purchaser Indemnified Parties, assume, through counsel of Sellers’ choosing and at Sellers’ expense, the settlement or defense thereof, and the Purchaser Indemnified Parties shall reasonably cooperate with Sellers in connection therewith; provided that the Purchaser Indemnified Parties may participate in such settlement or defense through counsel chosen by them; provided, further, that if the Purchaser Indemnified Parties reasonably determine that representation by the counsel of Sellers and the Purchaser Indemnified Parties may present such counsel with a conflict of interests, then Sellers shall pay the reasonable fees and expenses of the Purchaser Indemnified Parties’ counsel.  Notwithstanding anything in this Section 9.3 to the contrary, Sellers may not, without the prior written consent of the Purchaser Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld.  So long as Sellers’ are contesting any such claim in good faith, the Purchaser Indemnified Parties shall not pay or settle any such claim without Sellers’ consent, such consent not to be unreasonably withheld.  If Sellers are not contesting such claim in good faith, then the Purchaser Indemnified Parties may conduct and control, through counsel of their own choosing and at Sellers’ expense, the settlement or defense thereof, and Sellers shall cooperate with it in connection therewith.  The failure of the Purchaser Indemnified Parties to participate in, conduct or control such defense shall not relieve Sellers of any obligation they may have hereunder.

(c)           Notwithstanding anything to the contrary in this Section 9.3, to the extent a claim for which indemnification is sought by Purchaser Indemnified Parties relates to Taxes for a taxable period beginning on or before and ending after the Closing Date, Sellers and Purchaser shall jointly control any proceeding in respect of such claim and neither party shall settle or compromise any action or consent to the entry of any judgment with respect thereto without the prior written consent of the other party, such consent not to be unreasonably withheld.

Section 9.4             Calculation of Indemnity Payments.  The amount of any Loss for which indemnification is provided under this Article IX shall be (a) increased to the extent necessary such that after payment of any net Tax cost by the Purchaser Indemnified Parties with respect to the receipt or accrual of indemnity payments hereunder, as increased pursuant to this clause (a), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (a) and (b) reduced by the amount of the net Tax benefit actually realized by the Purchaser Indemnified Parties by reason of such Loss.

Section 9.5             Indemnification Amounts.

(a)           Notwithstanding any provision to the contrary contained in this Agreement, Sellers shall not be obligated to indemnify the Purchaser Indemnified Parties for any Losses pursuant to this Article IX to the extent they are the result of any breach of any representation or warranty made by or on behalf of the Company or Sellers unless and until the dollar amount of all Losses in the aggregate exceed Five Hundred Thousand Dollars ($500,000), in which case Sellers will be obligated to indemnify the Purchaser Indemnified Parties for the total amount of Losses including any amounts which would otherwise not be required to be paid by reason of this Section 9.5; provided that in no event shall the aggregate indemnification obligations of Sellers pursuant to Section 9.2(a), (b) or (c) exceed Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (the “Indemnity Cap”); provided, further, that notwithstanding the foregoing, the Purchaser Indemnified Parties’ right to seek indemnification hereunder for any Losses arising out of (i) criminal activity or fraud of Sellers or the Company or (ii) Section 3.8 (Ownership of the Shares), Section 3.9 (Withholding Tax), Section 4.3 (Capitalization of the Company), Section 4.4 (Capitalization of the Subsidiaries; Other Interests), Section 4.17 (Environmental), Section 4.19 (Employee Benefits), Section 4.21 (Taxes and Tax Returns), Section 4.22 (Proprietary Rights) or Section 4.28 (No Misleading Statements) shall not be subject to, or limited by, the limits contained in this Section 9.5; provided, further, that with respect to any Losses arising out of Section 3.8 (Ownership of Shares) and Section 3.9 (Withholding Tax), the liability of any Seller beyond the Indemnity Cap shall be several and not joint.  Notwithstanding the foregoing, no Seller shall have any liability under this Article IX or otherwise under this Agreement in excess of such Seller’s pro rata portion of the Purchase Price, as set forth on Schedule 2.2.

(b)           For the purpose of calculating the amount of any Loss for which a Purchaser Indemnified Party is entitled to indemnification under this Agreement, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment that has been paid by any insurer or other third-party with respect thereto.  The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the Purchaser Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third-party under this Article IX shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third-party.

Section 9.6             Exclusive Remedy.  Purchaser acknowledges and agrees that the indemnification provisions of this Article IX shall be the sole and exclusive remedies of Purchaser against Sellers and the Company for any breach by Sellers or the Company of the representations and warranties in this Agreement, for any failure by Sellers or the Company to perform and comply with any covenants and agreements in this Agreement that are required to be complied with or performed prior to the Closing and for any failure by Sellers or the Company to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, Purchaser shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall retain the right to receive damages or other relief (including equitable relief) against the Company or Sellers as a result of any criminal activity or fraudulent action by the Company or Sellers without regard to any restriction or limitation contained herein.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1           Notices.  All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)           If to Purchaser, to:

Bruker BioSciences Corporation
44 Manning Road
Billerica, Massachusetts 01821
Telecopy: 978-663-3660
Attention: Bill Knight

with a copy to:
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Telecopy: 212-259-6333
Attention:	Frederick W. Kanner, Esq.
Michael J. Aiello, Esq.

(b)           If to Sellers, pursuant to Exhibit F.

(c)           If to the Company to:

Bruker Optics, Inc.
19 Fortune Drive
Billerica, Massachusetts 01821
Telecopy: 978-439-9666
Attention: Dirk D. Laukien

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 10.2           Expenses.  Except as otherwise expressly provided herein, each Party will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein; provided, however, that with respect to any fees relating to the HSR Act, the Purchaser shall be responsible for 100% of the fees for its filing and the Company shall be responsible for 100% of the fees for any filing made by the Company or any of the Sellers.

Section 10.3           Successors and Assigns.  No Party may assign any of its rights under this Agreement without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Notwithstanding anything to the contrary in this Section 10.3, upon written notice to Sellers, Purchaser shall be permitted to assign this Agreement and the rights and obligations under it to a wholly-owned direct or indirect Subsidiary of Purchaser; provided that in the event of any such assignment, Purchaser shall remain liable in full for the performance of its obligations hereunder.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 10.4           Extension; Waiver.  Either Party may, by written notice to the other Party (a) extend the time for performance of any of the obligations of the other Party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other Party contained in this Agreement or (d) waive or modify performance of any of the obligations of the other Party under this Agreement; provided that no Party may, without the prior written consent of the other Party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder.  Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 10.5           Entire Agreement; Schedules.  This Agreement, which includes the schedules and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Agreement and constitutes the entire agreement by and among the Parties.

Section 10.6           Amendments, Supplements, Etc.  This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by the Company, Purchaser and Sellers to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the Parties.

Section 10.7           Applicable Law.  This Agreement shall be governed by and construed under the Laws of the State of Massachusetts (without regard to the conflict of law principles thereof).  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of Massachusetts or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of Massachusetts.  Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Massachusetts state or federal court sitting in Boston, Massachusetts.

Section 10.8           Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.

Section 10.9           Actions by Sellers.  Where any provision of this Agreement indicates that the Company will take any specified action (or refrain from taking any specified action) or requires the Company to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Agreement specifically provides that Sellers will do so, Sellers shall cause the Company to take such action (or to refrain from taking such action, as applicable).  Sellers will be responsible for the failure of the Company to take any such action (or to refrain from taking any such action, as applicable).

Section 10.10         Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

Section 10.11         Titles and Headings.  Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.12         Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Sellers on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.13         Publicity.  The Parties agree that except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement or the Ancillary Agreements without prior consultation with and consent of the Company, Purchaser and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.14         Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.15         Construction.

(a)           Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)           All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  References to a Person are also to its permitted successors and assigns.

(c)           Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including

(in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

(d)           All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections, paragraphs, schedules and exhibits to this Agreement unless otherwise specified.

(e)           The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BRUKER BIOSCIENCES CORPORATION

By:	/s/ Frank H. Laukien, Ph.D.
Name: Frank H. Laukien, Ph.D.
Title: Chief Executive Officer and President

BRUKER OPTICS INC.

By:	/s/ Dirk D. Laukien
Name: Dirk D. Laukien
Title: Chief Executive Officer and President

DIRK D. LAUKIEN

/s/ Dirk D. Laukien

FRANK H. LAUKIEN

/s/ Frank H. Laukien, Ph.D.

ISOLDE LAUKIEN

/s/ Isolde Laukien

JOERG C. LAUKIEN

/s/ Joerg C. Laukien

ROBYN L. LAUKIEN

/s/ Robyn L. Laukien

ARNO SIMON

/s/ Arno Simon

MARC M. LAUKIEN

/s/ Marc M. Laukien

THE DIRK D. LAUKIEN TRUST, DATED JUNE 1, 2000, FBO LEAH LAUKIEN

By:	/s/ Dirk D. Laukien
Name: Dirk D. Laukien
Title: Trustee